SSGA FUNDS

AMENDMENT NO. 4 TO

THE SECOND AMENDED AND RESTATED MASTER TRUST AGREEMENT

Change of Principal Office

AMENDMENT NO. 4 to the Second Amended and Restated Master Trust Agreement, dated May 15, 2012, as amended (the “Master Trust Agreement” or the “Agreement”) of SSGA Funds (the “Trust”) is made in Boston, Massachusetts as of this 11th day of September, 2025.

WHEREAS, Section 7.3 of the Master Trust Agreement of the Trust provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder of the Trust and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

WHEREAS, the Trustees desire to amend the Agreement to update the Trust’s principal office as permitted under Article I, Section 1.1 of the Agreement;

NOW, THEREFORE, the undersigned officer, pursuant to a vote of the majority of Trustees, hereby amends the Agreement as follows:

Effective as of September 22, 2025, the second sentence of the first paragraph of Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:

“The principal office of the Trust shall be located at One Congress Street, Boston, Massachusetts 02114 or at such other location as the Trustees may from time to time dete1mine.”

IN WITNESS WHEREOF, the undersigned hereunto has set her hand in the City of Boston, Commonwealth of Massachusetts, as of the 11th day of September, 2025.

/s/ Ann M. Carpenter
Ann M. Carpenter
President of the Trust